Exhibit 10.1
INTERDIGITAL, INC.
TERM SHEET FOR RESTRICTED STOCK UNITS
(2018 Performance-Based)
InterDigital, Inc. (the “Company”), hereby grants to the Participant named below the number of Restricted Stock Units specified below (the “Award”), upon the terms and subject to the conditions set forth in this Term Sheet for Restricted Stock Units (the “Term Sheet”), the Standard Terms and Conditions of Restricted Stock Units (the “Standard Terms and Conditions”) and the equity plan specified below (the “Plan”). Capitalized terms not defined herein have the meanings set forth in the Plan or the Standard Terms and Conditions or Exhibit A thereto.
Plan:                    The Company’s 2017 Equity Incentive Plan
Name of Participant:            _________________________________
Grant Number:            _________________________________
Grant Date:                _________________________________
Number of Restricted Stock Units:    _________________________________

Vesting Schedule:
The Award vests March 15, 2021, if at all, subject to Participant continuing to be a Service Provider through such date and the achievement, as approved by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto (the date on which all or a portion of the Award vests, the “Vesting Date”); any portion of the Award that did not become Eligible Restricted Stock Units on the first Approval Date, shall remain eligible for vesting on March 15, 2023, if at all, subject to Participant continuing to be a Service Provider through such date and the achievement, as approved by the Compensation Committee of the Board, of the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto; provided, in each case, that the Award may vest earlier pursuant to the terms of this Term Sheet and the Standard Terms and Conditions and Exhibit A attached thereto.

Pro-rated Vesting:
If Participant’s employment is terminated by the Company or any Parent, Subsidiary, or Affiliate of the Company (as applicable, the “Employer”) without Cause or by reason of Participant’s death or Disability, in each case during the last year of a Performance Period, the Award will be eligible to vest as to a prorated portion (as set forth in Exhibit A to the Standard Terms and Conditions), subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment, except that no release is required for a termination of Participant’s employment due to death or Disability. Such pro-rata portion will be determined by multiplying the number of Restricted Stock Units that would have otherwise become vested according to the performance goals and parameters set forth in the Standard Terms and Conditions and Exhibit A attached thereto (based on actual performance over the Performance Period), if any, by the fraction equal to the number of days during the period beginning on the Grant Date and ending on the Vesting Date (the “Restricted Period”) for which Participant was employed by the Employer divided by the total number of days during the Restricted Period.

Accelerated Vesting:
If Participant’s employment is terminated within 1 year following a Change in Control, either by the Employer other than for Cause, death, or Disability or by Participant for Good Reason, 100% of the then-unvested portion of the Award will vest upon termination, subject to Participant’s execution of a release of claims in favor of the Company within 60 days following termination of employment.

By accepting this Term Sheet, Participant acknowledges that he or she has received and read, and agrees that this Award will be subject to, the terms of this Term Sheet, the Plan, and the Standard Terms and Conditions (including Exhibit A thereto).